Date:  October 31, 1996

To:    Matthius Lukens

Re:    Employment agreement dated September, 1995

This letter confirms that the time in which you must notify ASI of your election to terminate the above referenced employment agreement due to events that occurred on January 2, 1996 has been extended through 4PM on November 30, 1996.

Sincerely

/s/Robert Stone
----------------------
   Robert Stone